Exhibit 99.1

SBT Bancorp, Inc. Reports Second Quarter 2008 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for The Simsbury Bank & Trust Company, today announced net income of $498,000 or $0.58 per diluted share for the second quarter of 2008, compared to $215,000 or $0.25 per diluted share for the second quarter of 2007. Excluding non-recurring revenue, net income would have been $170,000 or $0.20 per diluted share. For the first six months of 2008, SBT Bancorp, Inc. earned $625,000 or $0.73 per diluted share, compared to $397,000 or $0.46 per diluted share, a year earlier. Excluding non-recurring revenue, year-to-date net income would have been $297,000 or $0.35 per diluted share.

The decline in earnings, excluding non-recurring revenue, for the quarter and six months ending June 30, 2008 when compared to the previous year, was primarily due to an increase in the provision for loan losses to accommodate a growing loan portfolio and to recognize the potential impact the continued economic downturn may have on the Company’s loans.

Total assets on June 30, 2008 were $223 million, compared to $210 million on June 30, 2007. On June 30, 2008, loans outstanding were $178 million, an increase of $19 million, or 12%, over a year ago. With a loan loss provision of $100,000 during the quarter, the Company’s allowance for loan losses at June 30, 2008 was $2.036 million or 1.14% of total loans and 359% of non-performing loans. At quarter-end non-performing loans were $567 thousand, or 0.32% of total loans. Core deposits (Demand, Savings, and NOW accounts) grew by $10 million or 7% over the past twelve months. Total deposits ended the quarter at $200 million, an increase of $9 million, or 5%, over a year ago.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) increased by 21 basis points from 3.93% in the first quarter of 2008 to 4.14% in the second quarter of 2008. The margin declined by 9 basis points when compared to the second quarter of 2007.

Revenues for the second quarter were impacted by a non-recurring revenue item of $328,000 for Bank Owned Life Insurance death benefit income. Excluding this item, total revenues, consisting of net interest and dividend income plus non-interest income, were $2,366,000 in the second quarter compared to $2,326,000 a year ago, an increase of 2%. Compared to the first quarter of 2008, second quarter total revenues excluding non-recurring items increased by $179,000, or 8%. The primary contributor to revenue enhancements over this period was an increase in service charge income.

Total non-interest expenses for the second quarter were $2,025,000, approximately the same level as the second quarter of 2007. For the first six months of 2008, non-interest expense decreased by $107,000, or 3% when compared to the first six months of 2007. The decline in expenses is primarily due to a decrease in salaries and benefits and professional fees.

“Simsbury Bank’s management and directors are committed to enhancing shareholder value,” said Martin J. Geitz, The Simsbury Bank & Trust Company President & CEO. “Our core business of providing deposit and loan services to consumers and businesses in our market area has shown excellent growth this year and we are confident about its prospects. Our effort to diversify revenues through fee income also continues to show excellent results. And, we continue to manage expenses very closely.”

“To better align our resources in the market to our customers’ current and future needs, we are announcing a reconfiguration of our Albany Turnpike service network,” Geitz continued. “We recently completed an assessment of the way our customers use our branches, our online services and ATMs. We learned that the way our customers bank with us continues to evolve. With regard specifically to our Albany Turnpike market and its core towns of Avon, Canton and New Hartford, we found that our Avon branch location tends to be the destination for most account opening and servicing activities, while our Canton location tends to serve as a more transactional location for consumers and a meeting location for business and investment customers. As such, we plan to change the service mix offered at our Canton location. We will continue to serve business and investment customers at that location and offer ATM and night deposit services. Effective November 1st, we will no longer offer teller services, deposit account opening and safe deposit boxes at that location.”

“We believe the Bank’s ongoing efforts to improve earnings through operating effectiveness and strategic actions such as our Albany Turnpike reconfiguration and our recently announced share buyback program will deliver on our commitment to build shareholder value,” Geitz concluded.

While there were no charges associated with the planned Albany Turnpike reconfiguration in the second quarter of 2008, total expenses will be impacted in both the third and fourth quarters of 2008. Moreover, the total after-tax cost of the reconfiguration, which will include accelerated depreciation and lease charges, will, by yearend, approximately offset the non-recurring revenue of $328,000 earned in the second quarter of this year. Following the reconfiguration, the Company expects a reduction in expenses to operate its Albany Turnpike service network.

The Simsbury Bank & Trust Company is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers; the Bank has approximately $223 million in assets. The Bank serves customers through offices in Avon, Bloomfield, Canton, Granby and Simsbury, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide, and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The stock of the Bank’s parent company, SBT Bancorp, Inc., is traded over-the-counter under the ticker symbol of OTCBB: SBTB. Visit the Bank’s website at www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT BANCORP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except for per share amounts)

	6/30/2008	3/31/2008	12/31/2007	6/30/2007
	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$ 18,992	$ 11,600	$ 13,424	$ 10,425
Interest-bearing deposits with Federal Home Loan Bank	65	3,462	26	5
Federal funds sold	2,000	11,938	2,300	4,300
Money market mutual funds	287	87	4	35
Cash and cash equivalents	21,344	27,087	15,754	14,765

Investments in available for sale securities (at fair value)	20,241	22,376	24,871	30,781
Federal Home Loan Bank Stock, at cost	631	631	631	599

Loans outstanding	178,079	166,672	165,690	158,697
Less allowance for loan losses	2,036	2,009	1,925	1,687
Loans, net	176,043	164,663	163,765	157,010

Premises and equipment	1,083	1,154	1,223	1,395
Accrued interest receivable	766	741	808	873
Bank owned life insurance	1,181	1,842	1,818	2,903
Other assets	1,784	1,552	1,520	1,786
Total other assets	4,814	5,289	5,369	6,957

TOTAL ASSETS	$ 223,073	$ 220,046	$ 210,390	$ 210,112

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Demand deposits	$ 41,707	$ 39,611	$ 40,196	$ 38,682
Savings and NOW deposits	97,266	94,768	83,444	90,750
Time deposits	60,616	65,144	63,166	61,449
Total deposits	199,589	199,523	186,806	190,881

Federal Home Loan Bank advance	500	-	2,000	-
Securities sold under agreements to repurchase	4,553	2,104	1,363	1,737
Due to Broker	-	-	1,433	-
Other liabilities	899	1,078	1,470	1,173
Total liabilities	205,541	202,705	193,072	193,791

Stockholder's equity:
Common stock, no par value; authorized 2,000,000 shares; issued and outstanding 864,976 shares on 6/30/08; 851,896 shares on 3/31/08; 850,896 shares on 12/31/07; 849,678 shares on 6/30/07	9,263	9,018	8,975	8,809
Retained earnings	8,812	8,730	8,603	7,860
Accumulated other comprehensive loss	(543)	(407)	(260)	(348)
Total shareholders' equity	17,532	17,341	17,318	16,321

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 223,073	$ 220,046	$ 210,390	$ 210,112

SBT BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended				Year to date
	6/30/2008	3/31/2008	12/31/2007	6/30/2007	6/30/2008	6/30/2007
Interest and dividend income
Interest and fees on loans	$ 2,414	$ 2,394	$ 2,453	$ 2,379	$ 4,808	$ 4,766
Investment securities	269	316	338	383	585	802
Federal funds sold and overnight deposits	44	41	28	50	85	122
Total interest and dividend income	2,727	2,751	2,819	2,812	5,478	5,690

Interest expense
Deposits	696	848	837	797	1,544	1,694
Repurchase agreements	22	11	11	9	33	16
Federal Home Loan Bank advances	-	2	14	16	2	46
Total interest expense	718	861	862	822	1,579	1,756

Net interest and dividend income	2,009	1,890	1,957	1,990	3,899	3,934

Provision for loan losses	100	100	250	-	200	-

Net interest and dividend income
after provision for loan losses	1,909	1,790	1,707	1,990	3,699	3,934

Noninterest income
Service charges on deposit accounts	121	113	116	98	234	196
Gain (loss) on sale of available for sale securities	10	-	(314)	-	10	-
Other service charges and fees	152	130	132	132	282	250
Increase in cash surrender value
of life insurance policies	14	24	2	38	38	75
BOLI death benefit income	328	-	613	-	328	-
Loss on loans sold	-	-	(1)	-	-	-
Investment services fees and commissions	30	16	45	61	46	117
Other income	30	14	10	7	44	13
Total noninterest income	685	297	603	336	982	651

Noninterest expense
Salaries and employee benefits	1,010	1,031	1,045	1,024	2,041	2,083
Premises and equipment	368	409	378	384	777	756
Advertising and promotions	106	64	77	96	170	172
Forms and supplies	45	38	26	32	83	78
Professional fees	72	28	74	127	100	236
Directors fees	34	33	36	35	67	72
Correspondent charges	59	53	48	50	112	92
Postage	30	28	25	29	58	53
Other expenses	301	206	224	241	507	480
Total noninterest expense	2,025	1,890	1,933	2,018	3,915	4,022

Income before taxes	569	197	377	308	766	563

Income tax provision	71	70	(108)	93	141	166

Net income	$ 498	$ 127	$ 485	$ 215	$ 625	$ 397

Average shares outstanding, basic	859,031	851,028	850,896	849,528	855,029	848,476
Net income per share, basic	$ 0.58	$ 0.15	$ 0.57	$ 0.25	$ 0.73	$ 0.47

Average shares outstanding, assuming dilution	862,729	859,006	859,128	859,025	860,791	858,611
Net income per share, assuming dilution	$ 0.58	$ 0.15	$ 0.56	$ 0.25	$ 0.73	$ 0.46

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, EVP & CFO
860-408-5493
860-408-4679 (fax)
abisceglio@simsburybank.com